Settlement Agreement

This Settlement Agreement (the “Agreement”), dated as of May 10, 2006 (the ”Effective Date”), is made by and between, on the one hand, Dana Corporation (“DC”), Torque-Traction Manufacturing Technologies, Inc. (“TTM”) and Dana Heavy Axle Mexico, S.A. de C.V. (“DHAM”) (collectively, “Dana”); and, on the other hand, Sypris Solutions, Inc. (“SS”), Sypris Technologies, Inc. (“ST”), Sypris Technologies Marion, LLC (“STM”) and Sypris Technologies Mexico, S. de R.L. de C.V. (“STMex”) (collectively, “Sypris”, collectively with Dana, the “Parties”).

Recitals

A.
On March 3, 2006 (the “Petition Date”), DC, TTM and 39 of their affiliates (collectively, the ”Debtors”) filed petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Debtors’ chapter 11 cases (collectively, the “Chapter 11 Cases”) are being jointly administered under Case Number 06-10354 (BRL). DHAM and various other non-U.S. subsidiaries and affiliates of DC have not filed petitions for relief under chapter 11 of the Bankruptcy Code, nor commenced any similar or ancillary insolvency or reorganization proceedings.

B.
Before the Petition Date, Dana and Sypris entered into the various agreements listed on Exhibit 1 hereto, pursuant to which, inter alia, Sypris agreed to sell to Dana and Dana agreed to purchase from Sypris various automotive parts required by Dana in connection with its ongoing business operations. In addition, in connection with the manufacture of parts by Sypris for Dana, certain of the agreements listed on Exhibit 1 required Sypris to purchase from Dana certain raw materials, component parts and subassemblies (collectively, the “Materials”).

C.
As of December 15, 2005, Dana and Sypris entered into a Temporary Payment Assurances Agreement (the “Temporary Payment Agreement” and, together with the agreements identified on Exhibit 1, the “Agreements”), which, inter alia, modified certain payment terms and conditions of the Marion Supply Agreement, the Morganton Supply Agreement, and the Toluca Supply Agreement (collectively and as previously amended from time to time, the “Supply Agreements”) and established procedures to ensure Dana’s compliance with its obligations under the Supply Agreements and remedies in favor of Sypris in the event of further defaults by Dana under either the Supply Agreements and/or the Temporary Payment Agreement.

D.
Sypris ceased shipping goods to Dana on March 2, 2006, claiming that Dana was insolvent, had repudiated the terms of the Temporary Payment Agreement and had defaulted with respect to its obligations under the Supply Agreements and the Temporary Payment Agreement. As a result of such alleged defaults, Sypris suspended further shipments of Parts (as defined in the Agreements) to Dana on credit. Sypris further alleged that Dana was thereafter required to pay for any Parts on a “cash before delivery” basis. Dana denied that it was in default under the Temporary Payment Agreement or that it was obligated to pay for any Parts on a “cash before delivery” basis.

E.
In each case subject to reconciliation, in amounts which, as reflected in Schedule A attached herewith, the Parties do not reasonably expect to be in material dispute, the Parties acknowledge that (i) Dana is indebted to Sypris in the amount of $21,859,236 for certain Parts delivered to Dana prior to the Petition Date, exclusive of any other claims

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which Sypris may have (“Trade Payables”), (ii) Sypris is indebted to Dana in the amount of $12,311,434 for certain Materials purchased by Sypris prior to the Petition Date (the “Offsets”), (iii) the net amount of the Trade Payables less the Offsets is $9,547,802 (the “Net Payables”), while (iv) $10,525,265 of the Trade Payables represents the price of certain Parts sold within the 20 days prior to the Petition Date (including Parts sold to Dana’s plants in the U.S. under the Marion, Morganton or Toluca Supply Agreements) for which Sypris is entitled to an administrative expense claim in accordance with section 503(b)(9) of the Bankruptcy Code (the “Twenty Day Claim”).

F.
On March 6, 2006, the Debtors filed a Notice of Repudiating Vendor with the Bankruptcy Court concerning Sypris, alleging that Sypris had refused to sell Parts to Dana as required pursuant to the Agreements and, in connection with its hearing on various “first day” motions in the Chapter 11 Cases, the Debtors made an oral application to the Bankruptcy Court seeking to compel Sypris to perform under the Agreements and to supply Dana with Parts on 45-day credit terms, including Parts ordered from Sypris by DHAM (the “Oral Application”).

G.
Sypris has maintained and alleged in response to the Oral Application that, following commencement of the Chapter 11 Cases, the applicable payment terms due from Dana to Sypris under the Agreements should continue to be those in effect before the filing of the Chapter 11 cases, which Sypris believes to have been cash before delivery, payable weekly. Dana asserts that such terms were 45 days ACH, payable daily.

H.
In response to the Oral Application and in order to ensure that Dana had a supply of Parts essential for its continued business operations immediately subsequent to the commencement of the Bankruptcy Cases, the Parties agreed to the entry of a temporary restraining order, which, inter alia, provided for Sypris to supply Dana with Parts on 45-day credit terms pending a preliminary hearing with respect to a further injunction requiring performance by the Parties under the Agreements on 45-day credit terms.

I.
On March 9, 2006, the Debtors initiated, but did not serve, an adversary proceeding against Sypris in the Bankruptcy Court, identified as Adversary Proceeding No. 06-01337 (brl) (the “Adversary Proceeding”), seeking injunctive relief as originally requested in the Oral Application.

J.
To avoid the risks and costs that necessarily would be attendant in connection with a hearing on the Oral Application and the continued prosecution of the Adversary Proceeding, the Parties have agreed to resolve their disputes with respect to these matters without further litigation and pursuant to the terms and conditions set forth herein.

Agreement

In consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Dana and Sypris agree that the following terms will govern performance under the Agreements:

1. Credit Terms.

a. Commitment for Continued Supply of Parts and Materials. ST, STM and STMex each agree to continue to sell Parts to DC, TTM and DHAM, as applicable, and DC, TTM and DHAM each agree to buy all of their Requirements (as defined in the Agreements) for

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Parts from Sypris, pursuant to those Supply Agreements to which each of the foregoing is a party, respectively. DC, TTM and DHAM further agree to sell to each of ST, STM and STMex the Materials required in connection with its production of such Parts, pursuant to the terms and conditions of the Supply Agreements, except as otherwise provided for herein. Each of the Parties to any Supply Agreement is and shall remain jointly and severally liable with its co-Parties thereunder.

b. Length of Credit. Dana shall pay each invoice for Parts sold and delivered by Sypris’ plants located in the US to Dana subsequent to the Petition Date via ACH transfer within 44 days from the date of issuance of any such invoice, without any offset or deduction for Materials or otherwise (except for ordinary course deductions for the price of nonconforming Parts and invoicing errors). Dana shall pay each outstanding invoice for Parts sold and delivered by Sypris’ plant located in Mexico to Dana subsequent to the Petition Date via ACH transfer within 20 days from the date of any such invoice, without any offset or deduction for Materials or otherwise (except for ordinary course deductions for the price of nonconforming Parts and invoicing errors) (and such payment terms shall survive the contemplated conversion of DHAM to a maquiladora). Sypris shall pay each invoice for Materials sold and delivered to it by DC, TTM and DHAM as applicable, subsequent to the Petition Date within 59 days from the date of issuance of any such invoice without offset or deduction (except for ordinary course deductions for the price of nonconforming Materials and invoicing errors). The date that an invoice for Parts or Materials is due under this paragraph 1(b) is referred to as the “Due Date.”

c. Frequency of Payment. DC, TTM and DHAM shall pay Sypris for all Parts sold and delivered to them subsequent to the Petition Date on a daily basis on each Due Date until such time as they pay any other suppliers of component parts on a weekly basis, and thereafter payments shall be made by Dana to Sypris on a weekly basis for all invoices for which the Due Date will occur prior to the next scheduled weekly payment. Sypris shall pay Dana for all Materials sold and delivered to Sypris by Dana subsequent to the Petition Date pursuant to Sypris’ standard procedures.

d. Invoice Register. In addition to generating invoices for Parts shipped in the normal course, Sypris shall send Dana a daily or weekly invoice register, as then applicable, showing the minimum amounts due in advance of the next payment date. Sypris shall consider any and all documented objections by Dana in good faith, and Sypris may remove from such daily or weekly invoice register any documented amounts which it believes have been satisfactorily resolved for that day or week, provided that Sypris shall not be deemed to have waived any such amount for other than a one week extension, except in an express, written waiver signed by the Chief Financial Officer of Sypris. Acceptance of goods shall constitute acceptance of Sypris’ invoice for such goods, subject to any underlying rights that Dana may have to revoke acceptance or to reject any non-conforming goods, in which cases Dana shall promptly: give Sypris reasonably detailed written notice of all grounds asserted as the basis for such revocation or rejection, and tender all such goods for return shipment.

e. Materials Standards. Dana agrees that all of the raw material, component part and subassembly price standards currently charged to Sypris (including all landed costs to Sypris’ plant) shall remain unchanged a) until such time as the Supply Agreements are assumed or rejected by Dana and DHAM and b) thereafter unless preceded by at least 90 days’ advance written notice including reasonably detailed documentation of the new standard prices for each applicable part number and a description of Dana’s plans, processes and timetables for implementing such new prices.

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f. Release. Upon the approval of this Agreement by the Bankruptcy Court, Dana will release and forever discharge Sypris from any claims or causes of action that could have been asserted based upon any action taken by Sypris pursuant to the Temporary Payment Agreement.

2. Morganton Purchasing. Effective on a date agreed upon by the parties that shall be on or before May 15, 2006 (the “Morganton Transition Date”), Sypris shall be entitled to order all Materials required for the production of Parts by Sypris at its Morganton plant directly from Dana at the “standard” Materials prices as reflected in the “standard” Parts prices currently in effect, and Dana shall order all such Materials directly from Dana’s designated suppliers. The Parties will cooperate in good faith to facilitate the purposes of this paragraph.

3. Administrative Claim. Sypris shall have an allowed administrative expense claim for all Parts sold and/or delivered to Dana following the Petition Date, in accordance with section 503(b) of the Bankruptcy Code.

4. 20-Day Administrative Claim. The Twenty Day Claim shall be subject to reconciliation by the Parties on or before May 19, 2006. Any disputes regarding the reconciliation shall be submitted to binding Arbitration as described in Section 11 hereto.

a. Partial Payment. On or before May 11, 2006, Dana shall pay to Sypris $9,200,000, via wire transfer in partial payment of the Twenty Day Claim (the “Partial Payment”).

b. Treatment of Remainder. Following the reconciliation described in paragraph 4(a) above, the remainder of the Twenty Day Claim (the “Remaining Administrative Claim”) shall be due and payable upon the final reconciliation or arbitration of the Offsets or arbitration of the Offsets and Trade Payables pursuant to Section 6, to the extent that such reconciliation results in a net amount due to Sypris thereunder.

5. DHAM Contingent Administrative Expense Claims. In the event of any insolvency, bankruptcy, liquidation, assignment to creditors, appointment of a receiver or trustee or any other, similar event, exercise of rights, or proceedings under the Bankruptcy Code, or any other similar legal or administrative process in the U.S., Mexico or otherwise, with respect to DHAM (each, a “DHAM Default”), in addition to any other rights it may have, Sypris shall be entitled to an allowed administrative expense claim against each of DC and TTM, entitled to priority under section 503(b) of the Bankruptcy Code for the single recovery of the sum of any and all amounts due to Sypris by DHAM under any of the Agreements and/or as a consequence of any DHAM Default (net of all amounts previously invoiced for raw materials, but not yet paid by Sypris to DHAM) (collectively the “Contingent Administrative Claims”). DC or TTM, or both, shall pay in cash a full, single recovery on the Contingent Administrative Claims within 30 days after the DHAM Default. In the event of any delay in such payment, such claim shall accrue interest at a rate of 1% per month, Sypris shall be entitled to reimbursement of its expenses to obtain credit insurance for the duration of such delinquency and its costs to enforce its remedies hereunder, including reasonable attorneys’ fees, and all of the foregoing interest, costs and expenses shall be deemed to be allowed administrative expense claims against each of DC and TTM, entitled to priority under section 503(b) of the Bankruptcy Code.

6. Sypris’ Offset/Recoupment Rights. Subject to the reconciliation described below, the Parties acknowledge and agree that Sypris has valid and enforceable setoff and/or recoupment rights with respect to the Offsets. The Parties shall confirm the amounts of the

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Offsets and the Trade Payables on or before May 19, 2006. Once confirmed, the Parties will calculate the “Reconciliation Balance” by subtracting (a) the Partial Payment paid to Sypris from (b) the confirmed Net Payables. In the event that such Reconciliation Balance is positive, then Dana shall provide Sypris with an allowed administrative claim in an amount equal to the Reconciliation Balance not to exceed, the Remaining Administrative Claim, and which will be paid by wire transfer to Sypris within 5 days of any final determination. In the event that such Reconciliation Balance is negative, Sypris shall pay Dana an amount equal to the Reconciliation Balance by wire transfer to Dana within 5 days of such final determination. Any disputes regarding such reconciliation shall be submitted to binding Arbitration as described in Section 11 hereto. The Parties further acknowledge that Sypris has previously claimed other setoff and/or recoupment rights, which are reserved and neither recognized nor rejected by this Agreement.

7. Default. Each of the following shall constitute an “Event of Default” hereunder:

a. The termination, suspension, stay or injunction in restraint of any terms of this Agreement.

b. The administrative insolvency of DC or TTM, DC or TTM’s failure to timely pay chapter 11 administrative expenses as they come due, conversion of DC or TTM’s Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, dismissal of DC or TTM’s Chapter 11 Case or the appointment of a chapter 11 trustee or an examiner with expanded powers in DC or TTM’s Chapter 11 Case.

c. The termination of, or the occurrence of any event of default under, the Debtors’ postpetition financing facility, that is not timely cured, unless in Sypris’ reasonable judgment, such default increases the risk of nonpayment by Dana to Sypris, despite being cured. Dana will give Sypris written notice of any such termination or event of default within two business days thereof.

d. The failure of any Dana entity to timely make any payment due pursuant to the terms of this Agreement or any of the Agreements, or the rejection or termination of this Agreement or any of the Agreements.

e. Any DHAM Default.

8. Notice of Default. Any Sypris party to this Agreement shall provide to any Dana party to this Agreement, in accordance with Section 9 of this Agreement, written notice of the occurrence of an Event of Default (a “Notice of Default”), identifying the nature of the default. The party or parties receiving a Notice of Default shall have five business days following receipt of the Notice of Default during which they may cure the default and provide evidence of such cure (hereafter “Timely Cured”). No right to cure shall exist following the occurrence of three prior Events of Default. For the purposes of this paragraph, five late payments that are Timely Cured shall constitute one Event of Default.

9. Remedies Based Upon Continuing Event of Default. Upon the occurrence of any Event of Default and if such Event of Default is not timely cured, Sypris shall have those rights and remedies, or any combination thereof, as described in this Section, except to the extent waived by Sypris in writing:

a. Suspension of Credit. No further credit shall be extended to Dana, and Dana shall be required to pay on a cash-in-advance basis for Parts sold and/or delivered

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following an Event of Default, which shall be made on a daily basis in accordance with Dana’s initial payment procedures as outlined in Section 1(c) hereof.

b. Acceleration of Payments. All invoices issued by Sypris for Parts delivered under the Agreements and this Agreement after the Filing Date and prior to such Event of Default shall become immediately due and payable by wire transfer of good funds from the defaulting party to Sypris. In the event of any delay in such payment, such claim shall accrue interest at a rate of 1% per month, and Sypris shall be entitled to reimbursement of its expenses to obtain credit insurance for the duration of such delinquency and its costs to enforce its remedies hereunder, including reasonable attorneys’ fees.

c. The Automatic Stay. In the event that Dana or one of its entities defaults pursuant to paragraphs 8 and 9 of this Agreement, upon five (5) days written notice from Sypris to Dana, the automatic stay provisions of section 362 of the Bankruptcy Code shall be vacated and modified to the extent necessary to permit Sypris to exercise, immediately upon such occurrence, without further demand or notice or any further approval of the Bankruptcy Court all rights and remedies or any combination thereof. In the event of such default by Dana or one of its entities, all payments referred to in paragraph 9(b) of this Agreement shall be an allowed administrative expense claim against DC or TTM, entitled to priority under section 503(b) of the Bankruptcy Code.

10. Notices. Any notices in connection with this Agreement shall be in writing and served either by (a) telefax, (b) hand delivery or (c) reputable overnight delivery service, all charges prepaid, to the addresses below, but regardless of the delivery method shall be deemed to have been given to any recipient when received:

If to Sypris:

SYPRIS SOLUTIONS, INC.
Attn: General Counsel
101 Bullitt Lane, Suite 450
Louisville, Kentucky 40222

with copies to:

KLESTADT & WINTERS, LLP
Attorneys to Sypris
Attn: Tracy L. Klestadt, Esq.
292 Madison Avenue, 17th Floor
New York, New York 10017

If to Dana:

DANA CORPORATION
Attn: Donald Commons, Esq.
4500 Dorr Street
Toledo, Ohio  43615

with copies to:

JONES DAY
Attorneys to Dana Corporation
Attn: Richard A. Chesley, Esq.
77 West Wacker
Chicago, Illinois 60601-1692

11. Alternative Dispute Resolution and Jurisdiction.

a. Any reconciliation regarding Sections 4, 5 or 6 hereof (to be concluded by May 19, 2006) shall be limited to confirming the number of Parts sold and delivered by Sypris before the Petition Date and the quantities of Materials delivered to Sypris before the Petition Date; provided further that solely for the purposes of such reconciliations, Sypris’ books and records shall govern with respect to any determination of the applicable prices of such Parts and the application of Dana’s payments to any particular invoice Notwithstanding the foregoing sentence, such reconciliation shall be without prejudice to either Party’s rights, including but not

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limited to Dana’s ability to challenge Sypris’ books and records in any arbitration pursuant to this paragraph, or in any future disputes between the parties.

b. The Parties hereby agree to submit any and all future disputes arising from the Supply Agreements, other than the determination of the Debtors’ assumption or rejection of any of the Agreements, to the following Alternative Dispute Resolution mechanism (“ADR”): (i) either party may initiate non-binding mediation by written notice to the other Parties with respect to any issue(s) arising from this Agreement or the Agreements within fifteen days thereafter; (ii) except as specifically set forth in this Agreement, both parties may initiate binding arbitration on an expedited basis, by written notice to the other Parties with respect to any issue(s) arising from this Agreement or the Agreements, with scheduled to ensure that a final determination is issued within 60 days after the date of such notice, in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes. Notwithstanding anything contained in this paragraph, the parties hereby agree that any disputes regarding (a) the reconciliations in Section 11(a), (b) Sypris’ reserved offset claims with respect to the Morganton Supply Agreement, and (c) the pricing, requirements, volume or timing of any Parts or Materials pursuant to the Agreements (including any damages relating thereto), or any issue integral to the foregoing may be submitted to binding arbitration pursuant to the terms of this paragraph by either party acting alone. Nothing contained in the preceding sentence shall limit any Party from asserting that issues must be submitted to binding arbitration pursuant to the Supply Contracts. On a basis consistent with the foregoing, the Bankruptcy Court shall have exclusive jurisdiction to review any arbitration award obtained hereunder (for abuse of the arbitrator’s discretion) or to resolve any other matters arising under this Agreement, except for disputes between Sypris and DHAM.

12. Amendment Only. This Agreement is merely an amendment to the Agreements and is not intended to be, and may not be construed to be, a novation of the Agreement, an independent, postpetition contract or an assumption of the Agreements. This Agreement is limited to the terms stated expressly herein and all terms and conditions of the Agreements not expressly amended herein remain in effect (if still in effect under the Agreements) except to any extent inconsistent with this Agreement. This Agreement shall supersede the Temporary Payment Agreement.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties as to the Agreements. Any and all representations, written or oral, not stated expressly herein or in the Agreements themselves (the terms of which are hereby incorporated by reference herein) are not part of this Agreement, and are superseded by this Agreement.

14. Bankruptcy Court Approval. The agreements herein are conditioned upon, and subject to, the entry of an order of the Bankruptcy Court approving this Agreement, on or before May 17, 2006. Dana agrees to seek such approval as promptly as reasonably practicable after the parties’ execution of this Agreement. The parties shall prepare an appropriate Setoff Notice consistent with this Agreement pursuant to the Order Pursuant to Sections 105(a), 363(a)(7) and 553(a) of the Bankruptcy Code, for an Order Establishing Procedures for the Setoff of Mutual Pre-petition Obligations of the Debtors and Certain of their Customers, Vendors and Affiliates. Notwithstanding this paragraph, upon the execution of the Agreement, the parties shall immediately begin performance of those obligations set forth in paragraphs 1, 2, 3 and 4 of this Agreement.

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15. Withdrawal of Adversary Proceeding. Promptly after obtaining Bankruptcy Court approval of this Agreement, the Debtors shall withdraw the Adversary Proceeding, without prejudice.

16. Reservation of Rights. Notwithstanding anything to the contrary contained herein, this Agreement shall not and does not constitute an acknowledgment by Sypris that this Agreement and/or one or more of the Agreements may be assumed and/or assigned by Dana pursuant to Section 365 of the Bankruptcy Code.  Unless expressly and specifically waived hereinabove, Sypris reserves all rights, claims, and remedies that may be available to Sypris, including without limitation, with respect to any breaches of the Agreements and the right to oppose or contest any effort by Dana to terminate, transfer, reject, assume and/or assign one or more of the Agreements and/or this Agreement.

17. Confidentiality. Unless otherwise required by law or court order, Sypris and any party it consulted with in connection with the subject matter hereof agree to keep this Agreement confidential, and agree not to disclose, to any party, person or entity, any of the terms of this Agreement. Each person to whom the terms of this Agreement are disclosed due to a court order or other legal requirement shall be informed of the confidentiality provisions of this Agreement and shall also be bound by the confidentiality provisions. In addition, the parties acknowledge that this Agreement or the terms hereof may be disclosed the extent necessary to obtain Bankruptcy Court approval of this Agreement.

18. Authority. Each person who executes this Agreement represents that he or she is duly authorized to execute this Agreement on behalf of the respective parties and that each such party has full knowledge of and has consented to this Agreement, provided that, with respect to Dana, such authority is subject to approval by the Bankruptcy Court.

For Dana Corporation, Torque-Traction Manufacturing Technologies, Inc. and Dana Heavy Axle Mexico, S.A. de C.V.:

/s/ Paul E. Miller
Name: Paul E. Miller
Title: VP Purchasing
Date: May 10, 2006

For Sypris Solutions, Inc.; Sypris Technologies, Inc.; Sypris Technologies Marion, LLC and Sypris Technologies Mexico, S. de R.L. de C.V.:

/s/ John R. McGeeney
Name: John R. McGeeney
Title: General Counsel
Date: May 10, 2006

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EXHIBIT 1 - CORE AGREEMENTS, CLOSING DATES AND PARTIES

May 31, 2001	Parties
Marion Supply Agreement	DC, ST**, STM
Marion Asset Purchase Agreement	DC, ST**
Deed	DC, STM
**successor to Tube Turns Technologies, Inc.
December 8, 2003
Morganton Supply Agreement	DC, TTM, ST
Addendum to Marion Supply Agreement	DC, ST, STM
Morganton Asset Purchase Agreement	DC, ST
Deed	DC, ST

March 31, 2004
Spare Parts Agreement for Morganton, Glasgow and Humboldt	DC, ST
First Addendum to Morganton Supply Agreement	DC, ST

June 30, 2004
2004 Addendum to Marion Supply Agreement	DC, ST, STM
Toluca Supply Agreement*	DC, DHAM, ST, STMex
Toluca Lease	DHAM, STMex
Second Addendum to Morganton Supply Agreement	DC, ST
Toluca Asset Purchase Agreement	DC, DHAM, SS, STMex
Deed	DHAM, STMex
Indemnification Agreement (Hammer)(12/7/05)	DC, SS
Asset Purchase Agreement for Glasgow and Humboldt	DC, STMex

September 30, 2004
Asset Purchase Agreement (Humboldt Housings)	DC, ST
Third Addendum to Morganton Supply Agreement	DC, ST
Fourth Addendum to Morganton Supply Agreement	DC, ST
First Addendum to Toluca Supply Agreement	DC, DHAM, ST, STMex
Second Addendum to Toluca Supply Agreement	DC, DHAM, ST, STMex
Third Addendum to Marion Supply Agreement	DC, ST, STM

December 31, 2004
First Addendum to Asset Purchase Agreement (Humboldt Seam Welding)	DC, ST
Third Addendum to Toluca Supply Agreement	DC, DHAM, ST, STMex
Fifth Addendum to Morganton Supply Agreement	DC, ST

July 10, 2005
Asset Purchase Agreement (Glasgow Secondary Gears)	DC, ST
Fourth Addendum to Toluca Supply Agreement	DC, DHAM, ST, STMex
Fourth Addendum to Marion Supply Agreement	DC, ST, STM
Fifth Addendum to Marion Supply Agreement	DC, ST, STM

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